Exhibit 99.1

LiqTech CEO Takes Medical Leave of Absence

BALLERUP, Denmark, March 18, 2022 /PRNewswire/ -- LiqTech International, Inc. (NASDAQ: LIQT) ("LiqTech"), a clean technology company that manufactures and markets highly specialized filtration technologies, today announces that Sune Mathiesen, Chief Executive Officer, has taken a medical leave of absence.  Alexander J. Buehler, who is currently serving as a member of the Board of Directors, has been appointed to serve as Interim Chief Executive Officer, effective immediately.  Mr. Buehler has served as a Director of LiqTech since 2017, during which time he has also served as the Audit Committee Chairman.

In connection with his appointment as Interim Chief Executive Officer, Mr. Buehler tendered his resignation as a member and Chair of the Audit Committee and as a member of the Governance and Compensation Committees. The Board of Directors has appointed Richard Meeusen to serve as the Chair of the Audit Committee, effective immediately.

"The Board sends its very best wishes to Sune and conveys its appreciation to Alex for his willingness to step in and lead the company during Sune's absence.  His years of service as a Director of the company ensures continuity in the management of the business as we address current market challenges," commented Mark Vernon, Chairman of the Board of Directors.

About LiqTech International Inc.

LiqTech International, Inc., a Nevada corporation, is a clean technology company that provides state-of-the-art ceramic silicon carbide filtration technologies for gas and liquid purification.  LiqTech's silicon carbide membranes are designed to be used in the most challenging water purification applications and its silicon carbide filters are used to control diesel exhaust soot emissions.  Using nanotechnology, LiqTech develops products using its proprietary silicon carbide technology, resulting in a wide range of component membranes, membrane systems and filters for both microfiltration and ultrafiltration applications.  By incorporating LiqTech's SiC liquid membrane technology with the Company´s extensive systems design experience and capabilities, LiqTech offers unique, turnkey solutions for the most difficult water purification applications.

For more information, please visit www.liqtech.com

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Forward–Looking Statement

This press release contains "forward-looking statements." Although the forward-looking statements in this release reflect the good faith judgment of management, forward-looking statements are inherently subject to known and unknown risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements. Readers are urged to carefully review and consider the various disclosures made by us in the reports filed with the Securities and Exchange Commission, including the risk factors that attempt to advise interested parties of the risks that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

CONTACT: Company Contact: Simon Stadil, Chief Financial Officer, LiqTech International, Inc., Phone: +45 3140 9128, www.liqtech.com; Investor Contact: Robert Blum, Lytham Partners, LLC, Phone: (602) 889-9700, liqt@lythampartners.com, www.lythampartners.com